Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A of Fidelity Fixed-Income Trust: Fidelity Strategic Dividend & Income Fund of our report dated January 19, 2010 on the financial statements and financial highlights included in the November 30, 2009 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 2010